EXHIBIT 99.1

eMagin Reports Fourth Quarter and Fiscal Year 2005 Results

Bellevue, WA, March 27, 2006 - eMagin Corporation (AMEX:EMA), the leader in OLED virtual imaging technology, announced today financial results for the quarter and year ended December 31, 2005.

Fourth quarter and fiscal year selected highlights include the following:

Financial Summary:

•
Revenue for the three months ended December 31, 2005 of $1.3 million increased 146% from $518,000 at December 31, 2004. Full year revenue of $3.7 million increased 4% from $3.6 million in 2004. Backlog remains consistent at approximately $28 million.

•
Net loss and loss per share applicable to common stock for the three and twelve months ended December 31, 2005 was $4.8 million, or $0.05 per share and $16.5 million, or $0.19 per share as compared to a net loss of $3.0 million or $0.04 per share and $12.7 million, or $0.20 per share during the three and twelve month periods ended December 31, 2004.

•	Balance sheet showed $6.8 million in cash at December 31, 2005 and inventory of $3.8 million.

2005 Highlights:

“In 2005 we made major advances in design wins, channel development, and customer awareness. We also strengthened our management, engineering, and marketing teams. Our primary challenge in 2005 was manufacturing and we attacked it aggressively,” said Gary Jones, chief executive officer of eMagin.

“After much hard work, we believe that we’ve now addressed the most critical yield and throughput issues. We believe that we have identified our major manufacturing issues, put the right fixes in place and have a good plan for further improvement. We believe that the Fishkill NY fab should later this year be able to ramp to 10-20 times the display production rate achieved in 2005, assuming the remaining contemplated improvements are made. We very recently began running at a much higher rate than ever before, setting a new internal OLED throughput record just last week. We are placing the highest emphasis on quality - in fact we have recently passed three very extensive quality audits for major military OEM programs this quarter alone.”

“Military wins are finally starting to shift to larger contracts after long qualifications and procurement cycles. We have recently been notified of or are in final negotiations on major new design wins with the United States and international OEMs. This enhances our potential revenue stream, if all options are exercised, to over $65M million over the next 5-6 years, and we see this opportunity growing in size as thermal imaging, situational awareness, simulation and training and many other applications benefiting from the OLED’s low system level power consumption, high speed, and rugged temperature characteristics expand these markets.”

“The military systems growth is paralleled to a lesser extent by growth in the medical and industrial markets, pushing the demand for higher end display products. The consumer OEM backlog of $28 million has remained in place in spite of both our display manufacturing issues and customer design launch push outs. Deliveries to each of the three major backlog customers have recently resumed so they can finalize their products.”

“In 2005, we entered the emerging consumer market category in personal display systems with the Z800 3DVisor personal display system. This first of class product provides professional quality simulation capability at the price of a low end notebook, with high portability. The Z800 3DVisor not only won a 2006 CES Innovations award for Gaming Peripherals but also the prestigious 2006 CES Best of Innovations award for the entire display category, competing against wide screen plasma projectors and LCD screens. The Z800 3DVisor was also recognized with the Digital Life’s Innovators Class of 2005 designation. As production increases, we are working to expand awareness about the value-add proposition of the Z800 VR headset and increase the number of select distribution arrangements and co-promotions. We recently announced some of the first distributors, and the product is now available via Amazon and PCMall, with others being added.”

“One of the most important milestones we’ve made for the gaming market is last week’s introduction of an all new professional level Software Developers Kit (SDK) that allows game developers to build in intrinsic support for the Z800 3DVisor so that almost any computer or video card will be able to achieve startlingly realistic full-3D virtual reality results, further expanding the market. We will soon be announcing partnering with one of the world’s largest game publishers.”

“Our SVGA-3D-shrink chip development continues to move forward and is still expected to begin sampling next quarter. The SVGA-3DS is a major pixel cell and interface concept revision, with many embedded features. Our SXGA will employ the same cell structure and we expect to move to push the SXGA design to completion after the SVGA-3DS launch.”

“As we mentioned last quarter, we anticipate our large military pipeline, the success of our systems products and our new displays should support significant revenue growth in 2006. For the first quarter ended March 31, 2006 we expect that revenue will increase between 218% - 165% over the first quarter of 2005 to $1.8 million - $1.5 million. These results are in line with our target for full year revenue of approximately $20 million.”

Full results are available by referencing the Company’s 10K for the year ended December 31, 2005 to be filed with the SEC.

About eMagin Corporation
A leader in OLED microdisplay and virtual imaging technologies, eMagin integrates high-resolution OLED microdisplays, magnifying optics, and systems technologies to create a virtual image that appears comparable to that of a computer monitor or a large-screen television. eMagin’s OLED displays have broad market reach and are incorporated into a variety of near-to-eye imaging products by military, industrial, medical and consumer OEMs who choose eMagin’s award-winning technology as a core component for their solutions. eMagin has recently introduced its first direct-to-consumer system, the Z800 3DVisor, which provides superb 3D stereovision and headtracking for PC gaming, training and simulation, and business applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York.  System design facilities and sales and marketing are located in Bellevue, Washington. A sales office is located in Tokyo, Japan. For additional information, please visit www.emagin.com and www.3dvisor.com.

Media Contact:
Joe Runde, 425-749-3636, jrunde@emagin.com
Investor Contact:
John Atherly, 425-749-3622, jatherly@emagin.com

Note: eMagin is a trademark of eMagin Corporation.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. All statements contained herein are based upon information available to eMagin’s management as of the date hereof, and actual results may vary based upon future events, both within and without eMagin management’s control. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

eMAGIN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenue:
Product revenue, net of returns	$1,272	$518	$3,745	$3,593
Cost of goods sold	3,188	1,458	10,219	5,966
Gross loss	(1,916)	(940)	(6,474)	(2,373)
Operating expenses:
Research and development	981	454	4,020	898
Selling, general and administrative	1,997	1,587	6,316	4,340
Stock based compensations	4	----	----	88
Total operating expenses	2,982	2,041	10,336	5,326
Loss from operations	(4,898)	(2,981)	(16,810)	(7,699)
Other income (expense)	100	30	282	(5,012)
Net loss	$(4,798)	$(2,951)	$(16,528)	$(12,711)

Loss per share, basic and diluted	$(0.05)	$(0.04)	$(0.19)	$(0.20)
Weighted average number of common shares outstanding:
Basic and diluted	94,756	76,193	85,407	64,278